Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of August 30, 2021 (the “Effective Date”), by and between Michael Karr (the “Executive”), and Pacific Premier Bank (the “Bank”) (collectively the “Parties”).

1.             Term. The term of this Agreement shall be for a period of one year, beginning on August 30, 2021 (the “Initial Term”). The term shall automatically renew for an additional one year on the first anniversary of the Effective Date and each anniversary thereafter, such that the term will remain one year at all times, unless a party provides written notice to the other party or parties of its election not to extend the term at least ninety (90) days before the applicable anniversary of the Effective Date. If a notice of non-extension is timely sent, then this Agreement will terminate on the day immediately preceding the next anniversary of the Effective Date. The Initial Term and any extension thereof shall be referred to collectively as the “Term.” In the event there is a Change in Control during the Term, the Term shall be extended such that it shall expire no earlier than the second anniversary of such Change in Control. In addition, in the event the Term expires and there is a Change in Control within ninety (90) days following such expiration, the Term shall be considered to have been extended as of such date of expiration and shall expire no earlier than the second anniversary of such Change in Control.

2.             Employment.

(a)               Positions and Reporting. Executive shall be employed as the Chief Risk Officer and shall report directly to the Chairman and Chief Executive Officer.

(b)               Authority and Duties. Executive shall perform such executive services for the Bank consistent with Executive’s position, as from time to time assigned to Executive by Chairman and Chief Executive Officer. Executive shall devote Executive’s entire business time, attention, skill and energy exclusively to the business of the Bank. Executive shall not engage or prepare to engage in any other business activity, whether or not such business activity is pursued for gain, profit or other economic or financial advantage without the prior written consent of Chairman and Chief Executive Officer; provided, however, that Executive may engage in appropriate civic, charitable or religious activities and devote a reasonable amount of time to private investments or boards or other activities provided that such activities do not interfere or conflict with Executive’s responsibilities and are not contrary to the Bank’s interests. Executive shall not directly or indirectly acquire, hold, or retain any beneficial interest in any business competing with or similar in nature to the business of the Bank except passive shareholder investments in other financial institutions and its respective affiliates which do not exceed three percent (3%) of the outstanding voting securities in the aggregate in any single financial institution and its affiliates on a consolidated basis.

3.             Compensation and Benefits.

(a)               Salary. Executive will receive an annual base salary of $400,000 (the “Base Salary”), which may be increased from time to time in such amounts as may be determined by the Board of Directors of Bank and may not be decreased without the Executive's express written consent. Executive’s Base Salary shall be paid in periodic installments (not less than monthly) in accordance with the Bank’s general payroll practices, as in effect from time-to-time.

(b)               Benefits. Executive will be entitled to receive all benefits and conditions of employment generally available to other executives of the Bank, including, without limitation, sick leave, paid time off (subject to the Bank’s Employee Handbook, as amended from time to time), disability, accident, life, hospitalization, medical and dental, insurance, paid holidays, and participation in any pension, stock option, employee stock ownership, profit sharing or other retirement plan pursuant to the terms of said plans.

(c)               Automobile. The Bank will provide Executive with a monthly automobile allowance, per Bank policy.

(d)               Bonus. Executive shall be eligible for a performance bonus in accordance with the Bank’s incentive compensation plan, as amended from time to time.

(e)               Expenses. The Bank shall reimburse Executive for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of the Bank, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Bank.

4.              Termination of Employment.

(a)               Termination by the Bank for Cause. The Bank may terminate this Agreement effective immediately upon written notice of termination for “Cause,” which notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Cause. For purposes of this Agreement, “Cause” shall mean personal dishonesty or incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any state or federal banking or securities laws, or of the bylaws, rules, policies or resolutions of Bank, or the rules or regulations of or any final order issued by the Board of Governors of the Federal Reserve System, the California Department of Business Oversight, or the Federal Deposit Insurance Corporation, or any other law, rule or regulation (other than traffic violations or other misdemeanor offenses) or final cease-and-desist order or material breach of any provision of this Agreement. Termination under this subparagraph 4(a) shall not prejudice any remedy that the Bank may have at law, in equity, or under this Agreement.

(b)               Termination by the Bank Without Cause or Resignation by Executive. The Bank may terminate this Agreement without Cause at any time during the Term by giving not less than thirty (30) and not more than ninety (90) days advance written notice to Executive. Similarly, Executive may resign with or without Good Reason at any time during the Term by giving not less than thirty (30) and not more than ninety (90) days advance written notice to the Bank. At the Bank’s option, the Bank may elect to waive any or all of either party’s notice period under this Section 4(b) and pay out to Executive the balance of Executive’s wages for the notice period.

(c)               Termination Upon Death or Permanent Disability. This Agreement shall terminate automatically upon: (i) the death of Executive, and (ii) the Permanent Disability of Executive. For purposes of this Agreement, “Permanent Disability” shall mean any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.

5.             Consequences of Termination. The following are the benefits to which Executive is entitled upon termination of the Agreement. Such payments and benefits shall be the exclusive payments and benefits to which Executive is entitled upon termination.

(a)               Termination for Cause, Resignation by Executive (Other than with Good Reason in Connection with Change in Control). If this Agreement and Executive’s employment hereunder is terminated by the Bank for Cause, or by Executive for any reason (other than with Good Reason pursuant to Section 5(c) hereof), then the Bank shall have no further liability to Executive other than payment to Executive of the Base Salary through the date of termination, payment of accrued and unused PTO, and reimbursement of business expenses incurred through the date of termination but not yet paid (“Accrued Obligations”).

(b)               Termination Upon Death or Disability. If the Bank terminates this Agreement and Executive’s employment hereunder due to Executive's death or Permanent Disability, the Bank shall pay to Executive or Executive’s estate (as the case may be): (i) the Accrued Obligations; and (ii)  until such time as the Bank makes supplemental long-term disability or supplemental life insurance or similar benefits, as applicable, available to Executive, and conditioned upon Executive’s (or his estate’s) execution and non-revocation of a general release in the form attached hereto as Exhibit B (“General Release”), a lump sum cash payment equal to the lesser of (A) one year of Executive’s Base Salary as in effect as of the date of termination, or (B) the balance of Base Salary due for the duration of the Term (“Death/Disability Severance Payment”). In the event the Bank makes supplemental long-term disability or supplemental life insurance or similar benefits, as applicable, available to Executive, Executive or Executive’s estate (as the case may be) shall receive only the Accrued Obligations.

(c)               Termination Without Cause or for Good Reason, in Connection with Change in Control. If this Agreement and Executive’s employment hereunder is terminated by the Bank without Cause, or by Executive for Good Reason, on or within two (2) years following a Change of Control (as defined below), the Bank shall pay to Executive: (i) the Accrued Obligations; and (ii) conditioned upon Executive’s execution and non-revocation of a General Release, (A) a severance payment equal to the product of (x) the sum of Executive’s then current Base Salary plus the greater of (1) the incentive compensation payment Executive would be eligible to receive in the year of termination if payout was made at the "target" level for Executive under the applicable annual bonus plan or (2) the highest value of the incentive compensation payment Executive received under the applicable annual bonus plan at any time during the three years prior to such termination, (y) multiplied by two (2) (“Change in Control Severance Payment”), and (B) if Executive timely elects to participate in COBRA, the Bank will pay a portion of Executive’s COBRA premiums in an amount equal to what it would have paid towards health insurance premiums for an active employee with similar coverage continuing until the earlier of 18 months from the date of termination of employment and the date Executive becomes covered under another employer’s health insurance plan and, to the extent Executive has not become covered under another employer’s health insurance plan on the date that is 18 months following the date of termination, the Bank will pay Executive a lump sum equal to what it would have paid towards health insurance premiums for an active employee with similar coverage for a period of six (6) months, such payment to be made on the date that is 18 months following the date of termination.

(d)               “Change in Control” means the occurrence of any of the following events subsequent to the date of this Agreement: (i)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), after the date hereof, other than a trustee or other fiduciary holding securities under an employee benefit plan of Pacific Premier Bancorp, Inc. (the “Company”) or any Affiliate of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; provided that any acquisition pursuant to a transaction where (A) the stockholders of the Company immediately prior to such transaction own directly or indirectly at least fifty percent (50%) of the combined voting power of the Company’s securities, and (B) the individuals who were members of the Company’s Board of Directors immediately prior to the acquisition transaction constitute at least two-thirds of the members of the board of directors immediately following such transaction, will not be considered a Change in Control; (ii) the sale or other disposition of all or substantially all of the assets of the Company or the transfer or issuance of greater than 25% of the voting securities of the Bank (other than to the Company); (iii) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or (iv) the consummation of a plan of reorganization, merger or consolidation involving the Company, except for a reorganization, merger or consolidation where (A) the stockholders of the Company immediately prior to such reorganization, merger or consolidation own directly or indirectly at least fifty percent (50%) of the combined voting power of the outstanding voting securities of the company resulting from such reorganization, merger or consolidation (the “Surviving Company”) in substantially the same proportion as its ownership of voting securities of the Company immediately prior to such reorganization, merger or consolidation, and (B) the individuals who were members of the Company’s Board of Directors immediately prior to the execution of the agreement providing for such reorganization, merger or consolidation constitute at least two-thirds of the members of the board of directors of the Surviving Company, or of a company beneficially owning, directly or indirectly, a majority of the voting securities of the Surviving Company.

(e)               For purposes of this Agreement, “Good Reason” shall mean, following a Change in Control and without Executive’s express written consent: (i)  a material reduction by the Bank in the Executive’s Base Salary, as the same may be increased from time to time; or (ii) the Bank requires the Executive to be based at a location more than 50 miles from the Executive’s assigned work location as of the date of the Change in Control (which requirement shall be deemed to be a material change in the geographic location at which the Executive must perform services for the Bank), except for required travel on business of the Bank to an extent substantially consistent with the Executive's present business travel obligations. Notwithstanding the foregoing, Good Reason shall occur only if: (a) Executive provides the Bank with a written notice of termination no more than ninety (90) days after the initial occurrence of the Good Reason basis for termination, which notice must set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason (“Notice of Intent to Resign for Good Reason”), and (b)  the Bank does not cure the event or events that constitute Good Reason within thirty (30) days after receipt of Executive’s Notice of Intent to Resign for Good Reason (the “Cure Period”). Executive will have sixty (60) days following the end of the Cure Period to terminate Executive’s employment by written notice to the Bank if the underlying event or events remain uncured. Good Reason shall, for all purposes under this Agreement, be construed and administered in manner consistent with the definition of “good reason” under Treasury Regulation § 1.409A-1(n).

(f)                Termination Without Cause, other than in Connection with Change in Control. If this Agreement and Executive’s employment hereunder is terminated by the Bank without Cause at any time other than on or within two (2) years following a Change in Control, the Bank shall provide to Executive: (i) the Accrued Obligations; (ii) conditioned upon Executive’s (or his estate’s) execution and non-revocation of the General Release, (A) a severance payment equal to the product of (x) the sum of Executive’s then current Base Salary and the incentive compensation payment Executive would be eligible to receive in the year of termination if payout was made at the "target" level for Executive under the applicable annual bonus plan , (y) multiplied by one (1) (“Standard Severance Payment”); and (B) if Executive timely elects to participate in COBRA, the Bank will pay a portion of Executive’s COBRA premiums in an amount equal to what it would have paid towards health insurance premiums for an active employee with similar coverage continuing until the earlier of 12 months from the date of termination of employment and the date Executive becomes covered under another employer’s health insurance plan.

6.              Timing of Severance Payments; No Duty to Mitigate.

(a)               Change in Control Severance Payment: One-half (1/2) of the Change in Control Severance Payment shall be paid to Executive in a lump sum on the sixtieth (60) day following the date of termination. One-half (1/2) of the Change in Control Severance Payment shall be paid to Executive in twelve (12) equal monthly installments, with the first such payment due on the last day of the first full calendar month following the date of termination.

(b)               Standard Severance Payment: One-half (1/2) of the Standard Severance Payment shall be paid to Executive in a lump sum on the sixtieth (60) day following the date of termination. One-half (1/2) of the Standard Severance Payment shall be paid to Executive in twelve (12) equal monthly installments, with the first such payment due on the last day of the first full calendar month following the date of termination.

(c)               Death/Disability Severance Payment: The Death/Disability Severance Payment will be paid to Executive in a lump sum on the sixtieth (60) day following the date of termination.

(d)               Each monthly amount otherwise payable pursuant to this Section 6 is subject to Executive’s continued compliance with Section 8(c) hereof.

(e)               To receive any payments pursuant to Sections 5 and 6, Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive hereunder, and such amounts shall not be reduced or terminated whether or not Executive obtains other employment, except that payment of Executive’s COBRA premiums will cease when Executive obtains replacement health insurance coverage from another employer.

(f)                Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” (as they term is defined under Treasury Regulation Section 1.409A-1(i)) on the date of termination and, as a result thereof, Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the rules promulgated thereunder would so require, payments pursuant to Section 5 may not commence earlier than six (6) months and one day after the date of termination, such payment shall be delayed as required under Section 409A of the Code, and the accumulated postponed amount, without interest, shall be paid in a lump sum within ten (10) days after the end of the six-month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amount of payments delayed on account of Section 409A of the Code, shall be paid to Executive’s estate within sixty (60) days following Executive’s death. For the avoidance of doubt, this Section 6(f) shall not result in any forfeiture of payment but only a delay until such time as payment can be made in compliance with Section 409A of the Code.

(g)               The payments and benefits under this Agreement are intended to either be exempt from Section 409A of the Code or comply with the requirements of Section 409A of the Code. Any ambiguity or question about the application of Section 409A of the Code shall first be resolved in favor of an exemption from Section 409A of the Code and, if not permissible, in compliance with Section 409A of the Code. Accordingly, this Agreement shall be interpreted and administered at all times in accordance with the foregoing and Section 409A of the Code to the extent applicable. For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may Executive, directly or indirectly, designate the calendar year of a payment. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, neither the Bank nor any of its officers, directors, executives or agents makes any guarantee or representation regarding the tax consequences of this Agreement or any payments or benefits provided for hereunder. Executive acknowledges that Executive is solely responsible for any taxes incurred in connection with this Agreement including, without limitation, any excise taxes, penalties or interest payments to the extent applicable to any payments or benefits under this Agreement.

7.              Limitation of Benefits under Certain Circumstances.

(a)               Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Bank or its Affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute parachute payments (“Parachute Payments”) within the meaning of Section 280G of the Code and would, but for this Section 6 be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to Executive of the Covered Payments net of the Excise Tax to (ii) the Net Benefit to Executive if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes (other than the Excise Tax). For purpose of this Agreement, an “Affiliate” of any person or entity means any stockholder or person or entity controlling, controlled by or under common control with such person or entity, or any director, officer or key executive of such entity or any of its respective relatives. For purposes of the definition of Affiliate only, “control,” when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

(b)               Any such reduction shall be made by the Bank in its sole discretion consistent with the requirements of Section 409A of the Code.

(c)               Any determination required under this Section 7, including whether any payments or benefits are parachute payments, shall be made by the Bank in its sole discretion. Executive shall provide the Bank with such information and documents as the Bank may reasonably request in order to make a determination under this Section 6. The Bank’s determination shall be final and binding on Executive.

(d)               It is possible that, after the determinations and selections made pursuant to this Section 7, Executive will receive Covered Payments that are in the aggregate more than the amount provided under this Section 6 (“Overpayment”) or less than the amount provided under this Section 6 (“Underpayment”).

(h)               In the event that: (1) the Bank determines, based upon the assertion of a deficiency by the IRS against either the Bank, on the one hand, or Executive, on the other hand, which the Bank believes has a high probability of success, that an Overpayment has been made, or (2) it is established pursuant to a final determination of a court or an IRS proceeding that has been finally and conclusively resolved that an Overpayment has been made, then Executive shall pay any such Overpayment to the Bank.

(i)                 In the event that: (1) the Bank determines that an Underpayment has occurred or (2) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Bank to or for the benefit of Executive together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount would have otherwise been paid to Executive until the payment date.

(j)                 The Bank hereby agrees that, for purposes of determining whether any parachute payment would be subject to the Excise Tax, any covenant not to compete that applies to Executive following termination of employment with the Bank (the “Non-Compete Provision”) shall be treated as an agreement for the performance of personal services. The Bank hereby agrees to indemnify, defend, and hold Executive harmless from and against any adverse impact, tax, penalty, or excise tax resulting from the Bank’s attribution of a value to the Non-Compete Provision that is less than the product of (i) the greater of (A) the total compensation amount that would be disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K if Executive had been a “named executive officer” of the Company in the year prior to the year of the event that triggers the Excise Tax or (B) an independent valuation of the Non-Compete Provision, multiplied by (ii) the duration of the Non-Compete Provision in years (this product, the “Post Change in Control Reasonable Compensation”), to the extent that use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Bank attributed a value to the Non-Compete Provision that is at least equal to the Post Change in Control Reasonable Compensation.

8.              Restrictions Respecting Confidential Information; Forfeiture of Payments in the event of Unfair Competition.

(a)               Executive acknowledges and agrees that, by virtue of Executive’s position and involvement with the Bank’s business and affairs, Executive has developed and will develop substantial expertise and knowledge with respect to all aspects of the Bank’s business, affairs and operations and will have access to all significant aspects of the Bank’s business and operations and to Confidential and Proprietary Information. “Confidential and Proprietary Information” shall mean any and all (i) the Bank’s trade secrets, and confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Bank or any Affiliate of the Bank or any of the Bank’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the party of Executive, the knowledge of which gives or may give the Bank or any Affiliate of the Bank an advantage over any person or entity not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by Executive or (ii) was disclosed to Executive by a person who Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Bank.

(b)               Executive hereby covenants and agrees that, during the Term and thereafter, unless otherwise authorized by the Bank in writing, Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Bank) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the Bank’s prior written consent; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the Bank’s sole and exclusive benefit; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Because the breach of any of the provisions of this Section 8(b) will result in immediate and irreparable injury to the Bank for which the Bank will not have an adequate remedy at law, the Bank shall be entitled, in addition to all other rights and remedies, to seek a degree of specific performance of this Section 8(b) and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.

(c)               Executive agrees that, for one (1) year after the Date of Termination, if Executive elects to engage in any of the activities set forth below, Executive shall forfeit Executive’s right to future payments then unpaid pursuant to Section 6(a) or (b), provided that any such forfeiture of future payments shall not in any way affect the validity of the General Releases:

(i)                 soliciting or attempting to solicit a Covered Employee, encouraging another person or entity to hire a Covered Employee, or otherwise seeking to adversely influence or alter such Covered Employee’s relationship with the Bank (except during Executive’s employment with the Bank, when acting on the good faith belief that ending the Covered Employee’s employment would be in the Bank’s best interest). A “Covered Employee” shall be any person who has been employed by the Bank or any of the Bank’s Affiliates with whom Executive had direct contact, or who had access to Confidential and Proprietary Information at any time within the twelve (12) months prior to the date of any action prohibited by the preceding sentence occurs;

(ii)              through the misappropriation of the Bank’s trade secrets, (1) inducing, persuading, encouraging or influencing or attempting to induce, persuade, encourage or influence any person or entity having a business relationship with either of the Bank or any of its Affiliates, to discontinue, reduce or restrict such relationship or (2) soliciting or targeting the deposits, loans or other products and services from or to persons or entities who were depositors, borrowers or customers of either of the Bank on the Date of Termination, whether by personal contact, by telephone, by facsimile, by mail or other form of solicitation or communication, or in any other way, except for general solicitations that are directed to the general public and not directed specifically to persons or entities who were depositors, borrowers or customers of either of the Bank as of the date of termination; or

(iii)            misappropriating the Bank’s trade secrets in the performance of services for any Competitive Business. “Competitive Business” shall mean the business or operations of a bank, credit union, industrial bank, any other financial institution, and bank holding Bank or savings and loan holding Bank accepting deposits or engaging in business within twenty (20) miles of a Bank branch office.

(d)               Executive acknowledges that as a result of Executive’s employment with the Bank, Executive has held and will continue to hold a position of the highest trust in which Executive comes to know the Bank’s employees, its customers and its Confidential and Proprietary Information. Executive warrants that these provisions will not unreasonably interfere with Executive’s ability to earn a living or to pursue Executive’s occupation after Executive’s employment ends for any reason. Executive agrees to promptly notify the Bank of the name and address of any person or entity to which Executive provides services during the period described above and authorizes the Bank, after consultation with Executive as to the form and content of any such notice, to notify that entity of Executive’s obligations under this Agreement.

(e)               The parties agree that nothing in this Agreement shall be construed to limit or negate the California Trade Secrets Act, codified at California Civil Code section 3426 et seq., common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide the Bank with any broader, further or other remedy or protection than those provided herein.

(f)                An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

9.              Cooperation in Legal Proceedings. After termination of agreement for any reason, Executive agrees to reasonably cooperate with the Bank and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Bank or its Affiliates, which relate to events or occurrences that transpired while Executive was employed by the Bank. Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank or any of its Affiliates. Executive also agrees to reasonably cooperate with the Bank and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while Executive was employed by the Bank. Executive understands that in any legal action, investigation, or review covered by this Section 9 that the Bank expects Executive to provide only accurate and truthful information or testimony. The Bank will pay expenses necessarily and reasonably incurred by Executive in complying with this Section 9.

10.          Work Product. Executive acknowledges that all inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Bank or its Affiliates, research and development or existing or future products or services and which are conceived, developed or made by Executive while employed by the Bank and its Affiliates (“Work Product”) belong to the Bank or such Affiliates (as applicable). Executive shall promptly disclose such Work Product to the Board of Directors of the Bank and perform all actions reasonably requested by the Board of Directors (whether during or after Executive’s employment) to establish and confirm such ownership (including, without limitation, executing assignments, consents, powers of attorney and other instruments).

11.           Return of Property. On and after the date of termination for any reason, or at any time during Executive’s employment, on the request or direction of the Bank, Executive will immediately deliver to the Bank any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by the Bank and are in Executive’s possession or control. This includes documents or other information prepared by Executive, on Executive’s behalf or provided to Executive in connection with Executive’s duties while employed by the Bank, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. Executive hereby warrants that Executive will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof. Executive may retain a copy of this Agreement and any other document or information describing any rights Executive may have after the termination of Executive’s employment.

12.           Non-disparagement.  Executive agrees that during the course of this Agreement and after the Termination of this Agreement Executive will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of the Bank or any of the other Released Parties.

13.           Dispute Resolution. Executive and the Bank agree that arbitration in accordance with the Federal Arbitration Act and a Mutual Arbitration Agreement entered into by Executive and the Bank dated June 17, 2020 shall be the exclusive means for final resolution of any dispute between the parties arising out of or relating to Executive’s employment or this Agreement. Such Mutual Arbitration Agreement is incorporated by reference herein as though set forth in full and has been fully-executed and is mutually binding on both the Bank and Executive once signed by Executive. The parties hereto agree that injunctive relief may be sought only from any court of competent jurisdiction located in Orange County, California and the parties hereto consent to venue and personal jurisdiction in any such court.

14.           Withholding. All payments required to be made by the Bank hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Bank may reasonably determine should be withheld pursuant to any applicable law or regulation.

15.           Assignability. The Bank may assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Bank may hereafter merge or consolidate or to which the Bank may transfer all or substantially all of its respective assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Bank hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. Executive may not assign or transfer this Agreement or any rights or obligations hereunder because Executive’s obligations are personal in nature to Executive.

16.           Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Bank or Executive may change its respective addresses by notifying the other party or parties of the new addresses in any manner permitted by this Section 16.

17.           Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank to sign on its behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

18.           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the California, without regard to any conflicts of laws provisions thereof.

19.           Nature of Obligations. Nothing contained herein shall create or require the Bank to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that Executive acquires a right to receive benefits from the Bank hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank.

20.           Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

21.           Validity. The invalidity, illegality or unenforceability of any provision of this Agreement, in whole or in part, shall not affect the validity, legality or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

22.           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

23.           Negotiation of Agreement and Right of Independent Counsel. Each of the parties hereto agrees that this Agreement will be deemed negotiated and drafted by both parties, each of which has had the opportunity to review its contents with independent counsel selected by such party prior to signing. No inferences will be drawn in favor of either party hereto with regard to any asserted ambiguity in the terms of this agreement under any provision of the California Civil Code.

24.           Regulatory Prohibition and Required Provisions.

(a)               Notwithstanding any other provision of this Agreement to the contrary, any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon its compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. §1828(k), and the regulations promulgated thereunder, including 12 C.F.R. Part 359. Furthermore, following such termination for Cause, Executive will not, directly or indirectly, participate in the affairs or the operations of the Bank.

(b)               If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA, 12 U.S.C. § 1818(e)(3) or (g)(1), the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)               If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the FDIA, 12 U.S.C. § 1818(e)(4) or (g)(l), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)               If the Bank is in default as defined in Section 3(x)(l) of the FDIA, 12 U.S.C. § 1813(x)(l) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

25.           Entire Agreement. This Agreement embodies the entire agreement between the Bank and Executive with respect to the matters agreed to herein. All prior agreements between the Bank and Executive (including the Employment Agreement) with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

[Signature Page Follows]

IN WITNESS WHEREOF, this Employment Agreement has been executed as of the date first above written.

PACIFIC PREMIER BANK

By:	/s/ Steven R. Gardner
Steven R. Gardner
Chairman and Chief Executive Officer
August 30, 2021

EXECUTIVE:

/s/ Michael Karr
Michael Karr
Chief Risk Officer

EXHIBIT A

CALIFORNIA LABOR CODE § 2870

Employment Agreements; Assignment of Rights

(a)	Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

2.	Result from any work performed by the employee for the employer.

(b)	To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

A-1

EXHIBIT B

FORM OF GENERAL RELEASE

B-1